UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): January 31, 2007

FULL HOUSE RESORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32583	13-3391527
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4670 S. Fort Apache Road,, Suite 190 Las Vegas, Nevada 89147

(Address of principal executive office)

Registrant’s telephone number, including area code: (702) 221-7800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note—This Amendment No. 1 to Form 8-K amends and restates the Form 8-K originally filed on February 5, 2007 to clarify the nature of the purchase price and incorporate the financial statements in Items 9.01(a) and (b) by reference.

Item 1.01 Entry into a Material Definitive Agreement.

The information in Item 2.03 below regarding our entry into a Reducing Revolving Loan Agreement with Nevada State Bank and our promissory note in favor of the James R. Peters Family Trust is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 31, 2007, we completed our previously announced acquisition of Stockman’s Casino in Fallon, Nevada from the James R. Peters Family Trust for cash payments of $25.5 million (including prior deposits) and a promissory note in the amount of $1.25 million, for a total of $26.75 million. We also incurred capitalized costs of approximately $0.6 million in connection with the acquisition. Stockman’s Casino has approximately 8,400 square feet of gaming space with 274 slot machines, 4 table games and keno. There is a bar, a fine dining restaurant and a coffee shop. In addition, the facility includes a Holiday Inn Express, which has 98 guest rooms, indoor and outdoor pools, sauna, fitness center, meeting room and a business center. The acquisition was funded in part by a Reducing Revolving Loan from Nevada State Bank of $16 million and approximately $1.25 million of seller financing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition described in Item 2.01 above, on January 31, 2007 we entered into a Reducing Revolving Loan Agreement Effective with Nevada State Bank and related promissory note, pledge agreement and guarantee by our Stockman’s subsidiary. The loan is for an initial maximum amount of $16,000,000, which amount decreases by $533,000 semiannually on January 1 and July 1 of each year, any outstanding amounts above such reduced maximum must be repaid on such date. The loan matures on January 31, 2022 and bears interest at an initial rate equal to 7.3892% based on the five year LIBOR/Swap rate plus 2.1%. This rate adjusts annually based on the funded debt to EBITDA ratio of our Stockman’s subsidiary with adjustments based on the five year LIBOR/Swap rate occurring every five years. The loan agreement is guaranteed by our Stockman’s subsidiary and is secured by a pledge of the stock and the assets of our Stockman’s subsidiary.

The loan agreement contains customary representations, warranties and requires that our Stockman’s subsidiary maintain specified financial covenants, including a fixed charge coverage ratio, a funded debt to EBITDA ratio and a minimum tangible net worth. In addition, the loan agreement limits the amount of distributions from and capital expenditures by our Stockman’s subsidiary. The loan agreement also provides for customary events of default including payment defaults and covenant defaults

The description of the loan is qualified by reference to the loan agreement, which is attached as Exhibit 10.80 and the related promissory note, which is attached as Exhibit 10.81 hereto.

In addition, we also entered into an approximately $1.25 million promissory note in favor of the seller of Stockman’s which is secured by a deed of trust, that is subordinated to the lien granted to Nevada State Bank, on the real property held by Stockman’s. The note bears interest at an annual rate of 7.44%, with monthly payments of principal and interest due over five years. The description of the note is qualified by reference to the promissory note, which is attached hereto as Exhibit 10.82.

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Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Businesses Acquired.

Incorporated by reference from our Registration Statement on Form SB-2 (333-136341) filed November 22, 2006 and the final prospectus with respect thereto filed December 19, 2006.

(b)	Pro Forma Financial Information.

Incorporated by reference from our Registration Statement on Form SB-2 (333-136341) filed November 22, 2006 and the final prospectus with respect thereto filed December 19, 2006.

(d)	Exhibits.

The following exhibits are being furnished herewith:

Exhibit No.	Description

10.80*	Reducing Revolving Loan Agreement, dated January 31, 2007 between Full House Resorts, Inc. and Nevada State Bank.

10.81*	Reducing Revolving Promissory Note, dated January 31, 2007 by Full House Resorts in favor of Nevada State Bank.

10.82*	Promissory Note, dated January 31, 2007 by Full House Resorts in favor of The James R. Peters Family Trust Dated October 18, 2002.

*	Previously filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K, filed on February 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FULL HOUSE RESORTS, INC.

Date: April 16, 2007	By:	/s/ Barth Aaron
Name: Barth F. Aaron Title: Secretary/ General Counsel